Exhibit 5.1

Lilium N.V. Claude-Dornier Str. 1 Bldg. 335, 82234 Wessling Federal Republic of Germany	Jachthavenweg 121 1081 KM Amsterdam P.O. Box 75265 1070 AG Amsterdam The Netherlands T +31 20 6789 123 F +31 20 6789 589

Date	25 October 2021
Our ref.	40.00.3154
Subject	Lilium N.V.

Dear Sirs,

We, Van Doorne N.V., have acted as special legal advisers to Lilium N.V. (the Company) on certain matters of Dutch law in connection with a registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 (the Registration Statement) relating to Class A Ordinary Shares with a nominal value of EUR 0.12 each in the capital of the Company (the Class A Shares), which consist of (i) 45,000,000 Class A Shares issued pursuant to the PIPE Deed of Issue (as defined in the Schedule hereto) (the PIPE Shares), (ii) 21,080,961 Class A Shares issued pursuant to the SPAC Deed of Issue (as defined in the Schedule hereto) (the Qell Shares), (iii) 193,341,761 Class A Shares issued pursuant to the Lilium Legacy Deed of Issue (as defined in the Schedule hereto) (the Lilium Legacy Shares), (iv) 274,272 Class A Shares issued pursuant to the eVTOL Deed of Issue (as defined in the Schedule hereto) (the eVTOL Shares), (v) 879,691 Class A Shares issued pursuant to the JSOP Deed of Issue (as defined in the Schedule hereto) (the JSOP Shares), (vi) 24,413,065 Class A Shares issuable upon conversion of 24,413,065 Class B Ordinary Shares with a nominal value of EUR 0.36 each in the capital of the Company (the Class B Shares) (the Conversion Shares), (vii) 21,944,424 Class A Shares, issuable under the Legacy ESOP as defined in the Shareholder's Resolutions (the Legacy ESOP Shares), (viii) 19,710,000 Class A Shares, issuable upon exercise of the Qell Warrants as defined in the Shareholder's Resolutions (the Converted Warrant Claim Shares) and (ix) 1,800,000 Class A Shares, issuable upon exercise of the Warrants as defined in the Azul Warrant Agreement (as defined in the Schedule hereto) (the Azul Warrants) (the Azul Warrant Shares and together with the PIPE Shares, the Qell Shares, the Lilium Legacy Shares, the eVTOL Shares, the JSOP Shares, the Conversion Shares, the Legacy ESOP Shares and the Converted Warrant Claim Shares: the Shares).

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This legal opinion is furnished to you in order to be filed in connection with the Offering with the U.S. Securities and Exchange Commission. Unless otherwise defined in this legal opinion (including the Schedule) or unless the context otherwise requires, words and expressions defined in the Shareholder's Resolutions will have the same meanings when used in this legal opinion.

For the purpose of this legal opinion we have examined and relied on the documents listed in the Schedule (the Documents) and such other documents as we in our absolute discretion have deemed relevant.

In connection with our examination and in giving the opinions expressed below we have assumed:

a)

the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, the conformity to the original documents of any Documents submitted to us as drafts, (electronic or hard) copies or translations and the authenticity and completeness of the original documents;

b)

that each party to the Deeds of Issue and any deeds of issue in relation to the Legacy ESOP Shares, the Converted Warrant Claim Shares and the Azul Warrant Shares (other than the Company) is duly incorporated and validly existing and has the power and capacity to enter into the Deeds of Issue and any deeds of issue in relation to the Legacy ESOP Shares, the Converted Warrant Claim Shares and the Azul Warrant Shares to which it is a party, and to exercise its rights and to perform its obligations thereunder;

c)	that the Deeds of Issue have been duly authorised and executed by and on behalf of each party thereto (other than the Company) under any applicable law;

d)	that the Power of Attorney validly authorises Michael Andersen to enter into and execute the JSOP Deed of Issue on behalf of the Company;

e)

that (1) the Power of Attorney has not terminated or been amended or revoked and the Power of Attorney is in full force and effect, and (2) any foreign law which may be applied under the Hague Convention on the law applicable to agency of 14 March 1978 does not affect the authority pursuant to the Power of Attorney;

f)

that (1) the Corporate Resolutions have been duly signed and have not been and will not be nullified, revoked or amended and (2) the Extract and the Corporate Resolutions accurately and completely reflect the matters purported to be confirmed or evidenced thereby;

g)

that on 14 September 2021 the management board of the Company has resolved to issue the JSOP Shares and to exclude the pre-emptive rights in relation to the issuance of the JSOP Shares based on the designation by the shareholder of the Company pursuant to the Shareholder's Resolutions, which assumption is supported by a confirmation received from an officer of the Company, although not constituting conclusive evidence thereof;

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h)	that the authorised share capital (maatschappelijk kapitaal) of the Company allows for the issue of the Shares from time to time;

i)	that the issue price for the PIPE Shares has been paid in full in cash and has been received by the Company in accordance with the provisions of the PIPE Deed of Issue;

j)	that the SPAC Deed of Issue has become effective not sooner than at 0:00:01 on the second business day following the day of the execution of the Shareholder's Resolutions;

k)	that the liquidation proceedings and subsequent liquidating distributions by Queen Cayman Merger LLC has commenced;

l)

that the issue price for the Qell Shares has been paid in full in kind in accordance with the SPAC Deed of Issue and has been received by the Company in accordance with the provisions of the SPAC Deed of Issue;

m)	that the Company has entered into the Board Agreements (as defined in the Shareholder's Resolutions);

n)

that the issue price for the Lilium Legacy Shares has been paid in full in kind in accordance with the Lilium Legacy Deed of Issue and has been received by the Company in accordance with the provisions of the Lilium Legacy Deed of Issue;

o)

that the issue price for the eVTOL Shares has been paid in full in kind in accordance with the eVTOL Deed of Issue and has been received by the Company in accordance with the provisions of the eVTOL Deed of Issue;

p)	that the issue price for the JSOP Shares has been paid in full in cash and has been received by the Company in accordance with the provisions of the JSOP Deed of Issue;

q)

that the issue price for the Class B Shares has been paid in full in kind in accordance with the Class B Deed of Issue and has been received by the Company in accordance with the provisions of the Class B Deed of Issue;

r)

that the Warrant Agreements duly comply with all matters of, and is valid, binding and enforceable under, any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which any obligation under the Warrant Agreements is to be performed;

s)	that obligations under the Warrant Agreements that are to be performed in any jurisdiction outside the Netherlands will not be illegal or contrary to public policy under the laws of such jurisdiction;

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t)

that no acquiror of the Shares is subject to, controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in The Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union; and

u)	that any foreign law which may apply with respect to the issue of the Shares or the Warrant Agreements does not affect this legal opinion.

This legal opinion is given only with respect to Dutch law in force as at the date hereof and as applied and generally interpreted on the basis of case-law published on the date hereof. We do not assume any obligation to advise you (or any other person entitled to rely on this legal opinion) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1	The PIPE Shares, the Qell Shares, the Lilium Legacy Shares, the eVTOL Shares and the JSOP Shares have been validly issued and fully-paid and are non-assessable.

2

Upon the occurrence of a Conversion Event or a Shares B Compulsory Conversion Event (both as defined in the Articles of Association), the Conversion Shares will have been validly issued and fully-paid and will be non-assessable.

3

Upon exercise of the options in accordance with the Legacy ESOP (as defined in the Shareholder's Resolutions) and the due execution of a deed of issue by the parties thereto in respect of the Legacy ESOP Shares between the relevant Legacy Option Holder and the Company and the payment in full in cash of the issue price of the Legacy ESOP Shares and receipt thereof by the Company, the Legacy ESOP Shares will have been validly issued and fully-paid and will be non-assessable.

4

Upon exercise of the Qell Warrants in accordance with the Qell Warrant Agreement and the due execution of a deed of issue by the parties thereto in respect of the Converted Warrant Claim Shares between the relevant warrant holder and the Company and the payment in full in cash of the issue price of the Converted Warrant Claim Shares and receipt thereof by the Company, the Converted Warrant Claim Shares will have been validly issued and fully-paid and will be non-assessable.

5

Upon exercise of the Azul Warrants in accordance with the Azul Warrant Agreement and the due execution of a deed of issue by the parties thereto in respect of the Azul Warrant Shares between the relevant warrant holder and the Company and the payment in full in cash of the issue price of the Azul Warrant Shares and receipt thereof by the Company, the Azul Warrant Shares will have been validly issued and fully-paid and will be non-assessable.

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6

On the face of the Warrant Agreements and subject to the express reservation that we are not qualified to assess the exact meaning of the terms of the Warrant Agreements since they are not governed by Dutch law, we are not aware of any rule of Dutch law which would prevent the Warrant Agreements from constituting legal, valid and binding obligations of the Company, enforceable in accordance with its terms.

The opinions expressed above are subject to the following qualifications:

(A)

Our opinions expressed herein are subject to and limited by applicable Dutch or foreign bankruptcy, suspension of payment, insolvency, reorganisation and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)

The term "non-assessable" as used in this legal opinion means that the holder of a Share will not by reason of merely being such holder, be subject to assessment of calls by the Company or its creditors for further payment on such Share.

(C)

The term "enforceable" used in the opinions in relation to the Warrant Agreements means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts generally enforce and does not mean that those obligations will be necessarily enforced in accordance with their terms under all circumstances. In particular, the availability in the Dutch courts of remedies, such as injunction and specific performance is at the discretion of the Dutch courts. The enforcement in the Netherlands of the Warrant Agreements is subject to the Dutch rules of civil procedure as applied by the Dutch courts.

(D)

Our opinions expressed herein may be affected by (i) the rules of good faith (redelijkheid en billijkheid), force majeure (niet-toerekenbare tekortkoming) and unforeseen circumstances (onvoorziene omstandigheden), (ii) the general defences available to debtors under Dutch law which include rights to suspend performance (opschortingsrechten), rights of set-off (verrekening), mistake (dwaling), duress (bedreiging), fraude (bedrog), undue influence (misbruik van omstandigheden) and fraudulent preference (pauliana) and (iii) the rules of decency (goede zeden) and public order (openbare orde).

(E)	A power of attorney granted by the Dutch Company will automatically terminate and become ineffective upon any Dutch Insolvency Proceeding of the Dutch Company.

This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive party issuing this legal opinion, (ii) any liability of individual persons or legal entities involved in the services provided by or on behalf of Van Doorne N.V. is expressly excluded (uitgesloten), (iii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail, (iv) this legal opinion shall be governed by, and construed in accordance with, Dutch law, (v) all disputes arising from or in connection with this legal opinion must be submitted to the exclusive jurisdiction of, and will be exclusively decided by, the competent court in

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Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court and (vi) the aggregate liability of Van Doorne N.V. (and the individual persons and legal entities involved in the services provided by or on behalf of Van Doorne N.V.) in respect of this legal opinion towards the Addressees and any other person entitled to rely upon this legal opinion (as set out in the next paragraph) will be limited to the amount which can be claimed under the professional liability insurance(s) taken out by Van Doorne N.V., increased by the amount which Van Doorne N.V. has to bear as their own risk pursuant to the terms of such insurance(s).

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion in connection with the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Van Doorne N.V.
Van Doorne N.V.

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SCHEDULE

1

a copy of the Deed of Incorporation of the Company, dated 11 March 2021 and a copy of the deed of conversion and amendment of the articles of association (statuten) of Lilium B.V. into Lilium N.V. dated 10 September 2021 (the Articles of Association);

2	a copy of the written resolutions of the shareholder of the Company dated 10 September 2021 (the Shareholder's Resolutions);
3	a copy of the extract of the minutes of the regular meeting of board of directors of the Company held on 28 September 2021 (together with the Shareholder's Resolutions: the Corporate Resolutions);
4

a copy of the signed general power of attorney, dated 14 September 2021 and made by the Company to Michael Andersen, for the purpose of representing the Company in and out of court, towards anybody and in connection with all cases legally permissible (the Power of Attorney);

5	an extract in respect of the Company from the Commercial Register (Handelsregister), dated 22 October 2021 (the Extract);
6

a copy of the signed private deed of issue of shares A in the capital of the Company, expressed to be governed by Dutch law, dated 13 September 2021 and made between Continental Stock Transfer & Trust Company as transfer agent acting on behalf of Cede & Co, as nominee for The Depository Trust Company as transferee for the benefit of the parties listed therein as PIPE Investors and the Company (the PIPE Deed of Issue);

7

a copy of the foreign rate confirmation statement pursuant to article 2:80 paragraph 3 in conjunction with article 2:93a paragraph 6 of the Dutch Civil Code from Deutsche Bank AG dated 14 September 2021 and addressed to the Company;

8

a copy of the signed private deed of issue of shares A in the capital of the Company against contribution in kind, expressed to be governed by Dutch law, dated 13 September 2021 and made between Continental Stock Transfer & Trust Company as transfer agent acting on behalf of Cede & Co, as nominee for The Depository Trust Company as transferee for the benefit of the parties referred to therein as Qell Shareholders and the Company (the SPAC Deed of Issue);

9

a copy of the signed private deed of issue of shares A in the capital of the Company against contribution in kind, expressed to be governed by Dutch law, dated 14 September 2021 and made between the parties listed therein as Lilium Legacy Shareholders and the Company (the Lilium Legacy Deed of Issue);

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10

a copy of the signed private deed of issue of shares A in the capital of the Company against contribution in kind, expressed to be governed by Dutch law, dated 14 September 2021 and made between Stichting Evtol Investment and the Company (the eVTOL Deed of Issue);

11

a copy of the signed private deed of issue of shares A in the capital of the Company, expressed to be governed by Dutch law, dated 15 September 2021 and made between Stichting JSOP and the Company (the JSOP Deed of Issue);

12

a copy of the signed private deed of issue of shares A and shares B in the capital of the Company against contribution in kind, expressed to be governed by Dutch law, dated 14 September 2021 and made between, inter alia, Daniel Wiegand as one of the Lilium Legacy Shareholders and the Company (the Class B Deed of Issue and together with the PIPE Deed of Issue, the SPAC Deed of Issue, the Lilium Legacy Deed of Issue, the eVTOL Deed of Issue and the JSOP Deed of Issue: the Deeds of Issue);

13

copies of the signed (i) warrant agreement, expressed to be governed by New York law, dated 29 September 2020 and made between Qell Acquisition Corp. as Company and Continental Stock Transfer & Trust Company as Warrant Agent and (ii) warrant assignment, assumption and amendment agreement, expressed to be governed by New York law, dated 13 September 2021 and made between Qell Acquisition Corp. as Qell, the Company as Holdco and Continental Stock Transfer & Trust Company as Warrant Agent (together: the Qell Warrant Agreement);

14

copy of the signed warrant agreement, expressed to be governed by New York law, dated 22 October 2021 and made between the Company as Issuer and Azul Linhas Aéreas Brasileiras S.A. as Azul (the Azul Warrant Agreement and together with the Qell Warrant Agreement: the Warrant Agreements).

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